ICEWEB

June 7, 2006
Iceweb, Inc.
205 Van Buren Street
Herndon, VA 20170

Dear Directors:

As you know the company is in the process of raising additional capital for operations and growth through equity investment. It is unlikely the company will close on any portion of this investment before the end of June 2006. In light of this, the company must raise some short term capital in order to satisfy debtors and process pending orders for customers. Because of this issue, some members of the management staff and shareholders have agreed to loan the company the funds needed to fulfill short term requirements. This document outlines the terms of the proposed loan.

TRANSACTION PARTICIPANTS:

Blue Point Financial
Robert Druzak

TRANSACTON STRUCTURE:

The transaction will be structured as a short term loan. Each person identified above will loan the company funds not to exceed a combined total of $200,000. In return for these funds, the company will repay the loan amount in cash, in total, and match each dollar lent with 1.54 shares of common stock for an effective stock price of $.65. Total 307,692 shares based on $200,000 lent.

FUNDS:

Funding will be available to the company immediately, upon approval by the Board of Directors. Funding may be presented directly to the company or directly to settle a third party debt.

TERM:

This is a short term loan. The period of performance is not to exceed 30 days.

CASH DEBT PAYMENT:

Payment is due, in full, no later than 30 days from the date funding is provided. If the debt is not satisfied on or before the due date, an additional finance charge of 1.5% per month will be added to any outstanding balance.

EQUITY PAYMENT:

IceWEB commons shares associated with this loan will be issued immediately upon availability of funds. Shares will be issued at the strike price of $0.65 per share.

AGREED TO AND ACCEPTED BY:

Iceweb, Inc.

By: ______________

Title: President

Date: 6/10/06